Exhibit 99.1
News—For Immediate Release

Media Contact: Beth Halloran Sr. Dir., Corporate Communications 703.653.2248 bhalloran@orcc.com	Investor Contact: Catherine Graham EVP & Chief Financial Officer 703.653.3155 cgraham@orcc.com
ONLINE RESOURCES REPORTS VERDICT IN DISPUTE WITH FORMER CEO
Company Provides Update on First Quarter Earnings Date and Guidance
CHANTILLY, Va., April 29, 2011 — Online Resources Corporation (NASDAQ: ORCC) today announced that on April 22, 2011, a civil jury in the Circuit Court of Fairfax County, Virginia returned a verdict in the employment-related lawsuit filed against the Company by its former Chairman and Chief Executive Officer, Matthew P. Lawlor. The jury rejected Mr. Lawlor’s claim that he had been wrongfully terminated but found in his favor on other claims. Mr. Lawlor was awarded $5.3 million of the $15.9 million in damages he had sought plus pre-judgment interest from the date of his February 2010 separation from the Company.
As the court has yet to issue a final order in this case to allow for the argument of post-trial motions, including motions to set aside the jury verdict, there is not yet a deadline by which the Company must file an appeal. If some or all of this verdict is ultimately upheld, Mr. Lawlor may be able to recover a portion of his legal fees.
“We are very disappointed in this verdict and we intend to aggressively pursue all available avenues to have this verdict overturned or set aside,” said John C. Dorman, Chairman of the Online Resources Board of Directors.
Updated First Quarter 2011 Earnings Release Date and Guidance
Though this verdict is not yet final or payable, Online Resources will appropriately reserve for and disclose this potential liability in its first quarter 2011 financial statements and public filings. In order to give the Company time to prepare and review this information, it is postponing its first quarter earnings release to May 10, 2011.
However, to provide investors with timely information regarding its results of operations, the Company is providing the following commentary on its previously issued first quarter guidance.
•	Revenue for the quarter is expected to be approximately $39.3 million, above the guidance range previously provided.

•	Before considering any reserve the Company may take for potential legal liability, Adjusted Ebitda and Ebitda are expected to be approximately $6.2 million and $5.4 million, respectively, above the guidance ranges previously provided. Also, to be comparable with the basis on which our guidance ranges were presented, these estimates are provided before considering costs associated with our strategic evaluation process.
Strong operating results for the first quarter were due to higher than expected transaction volumes for both the Company’s Banking and eCommerce segments in the last month of the quarter.
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Management will hold a conference call and web cast to discuss first quarter results at 5:00 p.m. ET on Tuesday, May 10, 2011. The conference call dial-in number is (877) 303-6496 for domestic participants and (707) 287-9318 for international participants. Alternatively, a live web cast of the call will be available through the “Investors” section of Online Resources’ web site at www.orcc.com.
The call and web cast will be recorded and available for playback from 8:00 p.m. ET on May 10th until midnight on Tuesday, May 17th. For the conference call playback, dial (800) 642-1687 for domestic participants and (706) 645-9291 for international participants and enter code 61747737. For web cast replay, go to the “Investors” section of www.orcc.com.
About Online Resources
Online Resources (NASDAQ: ORCC) specializes in powering financial interactions between millions of consumers and the company’s financial institution and biller clients. Backed by its proprietary payments gateway that links banks directly with billers, the company provides web and phone-based financial services, electronic payments and marketing services to drive consumer adoption. Founded in 1989, Online Resources has been recognized for its high growth and product innovation. It is the largest financial technology provider dedicated to the online channel. For more information, visit www.orcc.com.
This news release contains statements about future events and expectations, which are “forward-looking statements.” Any statement in this release that is not a statement of historical fact may be deemed to be a forward-looking statement. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specifically factors that might cause such a difference include, but are not limited to the Company’s: history of losses; dependence on the marketing efforts of third parties; potential fluctuations in operating results; ability to make and successfully integrate acquisitions of new businesses; potential need for additional capital; potential inability to prevent systems failures and security breaches; potential inability to expand services and related products in the event of substantial increases in demand; competition; ability to attract and retain skilled personnel; reliance on patents and other intellectual property; exposure to the early stage of market adoption of the services it offers; exposure to the consolidation of the banking and financial services industry; and additional risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading “Risk Factors” in the Company’s Form 10-K, latest 10-Q, and S-3 as filed with the Securities and Exchange Commission. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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